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                                                                   Exhibit 99.5


                            EXCHANGE AGENT AGREEMENT


                                                             ___________ _, 2002

State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, Massachusetts  02111-1724

Attn:  Earl Dennison

      North American Van Lines, Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange up to $150,000,000 aggregate principal amount of its 13 3/8% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 13 3/8% Senior Notes due 2009 (the "Initial Notes"). The terms and conditions of the Exchange Offer, as currently contemplated, are set forth in a prospectus, expected to be dated on or about ______ _, 2002 (the "Prospectus"), proposed to be distributed to all record holders of the Initial Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes."

      The Company hereby appoints State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to State Street Bank and Trust Company.

      The Exchange Offer is expected to be commenced by the Company on or about ________ __, 2002. The applicable Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of Initial Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for the Initial Notes tendered in connection therewith.

      The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________ _, 2002 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (to be confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

      The Company expressly reserves the right to delay acceptance of any Initial Notes, to amend the Exchange Offer, or to extend or terminate the Exchange Offer and not to accept for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Conditions." The Company will give oral (to

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be confirmed in writing) or written notice to you, as promptly as practicable, of any amendment, termination or nonacceptance.

      In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

      Section 1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing.

      Section 2. You will establish an account with respect to the Initial Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus (or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such pre-existing account to be used in the Exchange Offer), and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

      Section 3. You are to examine each of the Letters of Transmittal and each of the certificates for Initial Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any message transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility exchanging the Initial Notes which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against the participant (the "Agent's Message") and any other documents delivered or mailed to you by or for holders of Initial Notes to ascertain whether: (i) each such document is duly executed and properly completed in accordance with instructions set forth therein and (ii) the Initial Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Initial Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the relevant Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected, unless we have advised you that we waive such irregularity.

      Section 4. With the approval (such approval, if given orally, to be confirmed in writing) of any Chief Executive Officer, Secretary or Vice President (each, an


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"Officer") of the Company or any other party designated by such Officer in writing, you are authorized to waive any irregularities in connection with any tender of Initial Notes pursuant to the Exchange Offer. Set forth in Exhibit B hereto is a list of the names and specimen signatures of each Officer authorized to act for the Company under this Exchange Agent Agreement (the "Agreement"). The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

      Section 5. Tenders of Initial Notes may be made only as set forth in the applicable Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering," and Initial Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

      Notwithstanding the provisions of this Section 5, Initial Notes which are approved as having been properly tendered by an Officer pursuant to Section 4 of this Agreement shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

      Section 6. You shall advise the Company with respect to any Initial Notes received subsequent to the Expiration Date and accept its written instructions with respect to disposition of such Initial Notes.

      Section 7. Notwithstanding the procedures set forth in the Prospectus under the section entitled "Exchange Offer" or in the Letter of Transmittal, you shall accept tenders:

      (a) in cases where the Initial Notes are registered in two or more names, only if signed by all named holders;

      (b) in cases where the signing person (as indicated on the applicable Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

      (c) from persons other than the registered holder of Initial Notes provided that customary transfer requirements, including the payment by such persons of any applicable transfer taxes, are fulfilled.

      You shall accept partial tenders of Initial Notes where so indicated and as permitted in the applicable Letter of Transmittal and deliver certificates for Initial Notes to the transfer agent for split-up and return any untendered Initial Notes to the holder (or to such other person as may be designated in the applicable Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.


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      Section 8. Upon satisfaction or waiver all of the conditions to the
Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Initial Notes properly tendered and you, on behalf of the Company, will exchange such Initial Notes for Exchange Notes and cause such Initial Notes to be cancelled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Initial Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of such Initial Notes by the Company; PROVIDED, HOWEVER, that in all cases, Initial Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Initial Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

      Section 9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letters of Transmittal, Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

      Section 10. The Company shall not be required to exchange any Initial Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Initial Notes tendered shall be given (such notice, if given orally, to be confirmed in writing) by the Company to you.

      Section 11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Initial Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Initial Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

      Section 12. All certificates for reissued Initial Notes, unaccepted Initial Notes or for Exchange Notes (other than those effected by book-entry transfer) shall be forwarded by you by (a) first-class certified mail, return receipt requested, under a blanket surety bond obtained by you protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or (b) registered mail insured separately for the replacement value of each of such certificates.


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      Section 13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

      Section 14. As Exchange Agent hereunder you:

      (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

      (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Initial Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing;

      (c) shall not obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might, in your judgment, subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

      (d) may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be valid, genuine and to have been signed by the proper party or parties;

      (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

      (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic and oral instructions with respect to any matter relating to you acting as Exchange Agent covered by this Exchange Agent Agreement (or supplementing or qualifying any such actions) of officers of the Company;

      (g) shall not advise any person tendering Initial Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Initial Notes;

      (h) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete


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authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or written opinion of such counsel; and

      (i) may perform any of your duties hereunder either directly or by or through agents or attorneys, PROVIDED, HOWEVER, that you shall be as fully responsible to the Company for the acts and omissions of any agent or attorney as you are for your own acts and omissions.

      Section 15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letters of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Ralph A. Ford, Senior Vice President & General Counsel.

      Section 16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Company and Debevoise & Plimpton, counsel for the Company, and such other persons as they may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Initial Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company or any such other authorized person or persons upon oral or written request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may reasonably request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a list of all registered holders (and other holders known to you) who failed to tender or whose tenders were not accepted and the aggregate principal amount of Initial Notes not tendered or not accepted and deliver said list to the Company at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate


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principal amount of Initial Notes tendered and the aggregate principal amount of
Initial Notes accepted and deliver said list to the Company.

      Section 17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

      Section 18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reasonable expenses as set forth on Exhibit A attached hereto.

      Section 19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus or the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter documents, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Exchange Agent, which shall be controlled by the terms of this Agreement.

      Section 20. You hereby expressly waive any lien, encumbrances or right of set-off whatsoever that you have with respect to any funds deposited with you pursuant to this Agreement by reason of amounts, if any, owed to you or your affiliates by the Company or any of its subsidiaries or affiliates, pursuant to any agreement or arrangement with you or your affiliates.

      Section 21. The Company covenants and agrees to indemnify and hold you (which, for the purposes of this Section 21, shall include your officers, directors, employees and agents) harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost, damage, tax (other than any income tax) or expense, including reasonable attorneys' fees and expenses, (each, a "Loss" and together, "Losses") arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal taken or made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Initial Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Initial Notes; PROVIDED, HOWEVER, that the Company shall not be liable for indemnification or otherwise for any Loss, to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the


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Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of any action, proceeding, suit or claim against you or of any other action commenced against you, promptly after you shall have been served with the summons or other first legal process or have received the first assertion giving information as to the nature and basis of the action, proceeding, suit or claim, PROVIDED that failure to so notify the Company will not relieve the Company of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Company and the Company is materially damaged as a result of failure to give such notice. The Company shall be entitled to assume or participate in, at its own expense, the defense of any such action, proceeding, suit or claim. In the event that the Company shall assume the defense of any such action, proceeding, suit or claim, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such claim. You shall not settle or compromise any such action, proceeding, suit or claim or other action without the prior written consent of the Company.

      Section 22. With respect to the Exchange Offer, you shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 30% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

      Section 23. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of the Initial Notes and, upon receipt of written approval by the Company, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Initial Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Initial Notes; PROVIDED, HOWEVER, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

      Section 24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without giving effect to conflict of laws rules or principles to the extent that such rules or principles would require the application of the laws of another jurisdiction, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, PROVIDED, HOWEVER, you may not assign this Agreement without the prior written consent of the Company.


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      Section 25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      Section 26. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

      Section 27. The Company represents and warrants that (A) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) the delivery of the Prospectus and the performance of all transactions contemplated thereby have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the organizational documents of the Company or any indenture, agreement or instrument to which it is a party or is bound, (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of it, (D) the Exchange Offer will comply in all material respects with all applicable requirements of law.

      Section 28. No provision of this Agreement may be amended, modified, rescinded, waived or cancelled, except in writing signed by both parties.

      Section 29. Except as expressly set forth elsewhere in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

      If to the Company:

            North American Van Lines, Inc.
            5001 U.S. Highway West
            P.O. Box 988
            Ft. Wayne, Indiana  46801-0988
            Tel:  (219) 429-1302
            Facsimile:  (219) 429-3135
            Attention:  Ralph A. Ford, Senior Vice President & General Counsel

      With a copy to:

            Paul S. Bird, Esq.
            Debevoise & Plimpton
            919 Third Avenue
            New York, New York  10022


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            Tel:  (212) 909-6000
            Facsimile:  (212) 909-6836

      If to the Exchange Agent:

            State Street Bank and Trust Company
            2 Avenue de Lafayette
            Boston, Massachusetts  02111-1724
            Tel:  (617) 662-1728
            Facsimile:  (617) 662-1462
            Attention:  Mr. Earl Dennison

      Section 30. Unless terminated earlier by the parties hereto, this Agreement shall terminate __ days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 21, 23, 24 and 26 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

      Section 31. This Agreement shall be binding and effective as of the date hereof.

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      Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Exchange Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement between us.

                                    NORTH AMERICAN VAN LINES, INC.

                                    By:_________________________________
                                       Name:
                                       Title:






Accepted as of the date first above written:

STATE STREET BANK and TRUST COMPANY, as Exchange Agent

By: ______________________________
    Name:
    Title:




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                                    EXHIBIT A

                                      FEES

      The Company will pay the Exchange Agent a total of $_________ for the services described herein and the Exchange Agent shall be entitled to reimbursement by the Company for the Exchange Agent's reasonable out-of-pocket expenses (including the reasonable compensation and the expenses and disbursements of its agents and counsel) incurred in connection with the Exchange Offer, except for any such expense, disbursement or advance as may be attributable to the Exchange Agent's negligence, willful breach of this Agreement, willful misconduct or bad faith.



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                                    EXHIBIT B


   Name                                Specimen Signatures
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